Exhibit 10.13

Executive Employment Agreement

This Executive Employment Agreement ("Agreement") is made and entered into as of September 7, 2025 by and between MarkForged Inc., a Delaware corporation (the "Company"), and David Stehlin (the "Executive").

WHEREAS, the Company desires to employ the Executive as the Global Chief Executive Officer of the Company and its Affiliates, as defined in Section 1 below (collectively, the “Group”); and

WHEREAS, the Executive desires to accept such employment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties agree as follows:

1.
Employment.

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, as the Chief Executive Officer of the Group. This is a full-time, salaried, exempt position. Executive agrees to serve as an officer and/or director of the Company’s Affiliate(s) upon request. “Affiliate” means any entity which controls, is controlled by, or is under common control with the Company, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of an entity whether through the ownership of voting securities, contract or otherwise. The parent entity of the Group is Nano Dimension Ltd., an Israeli company (“Parent”).

Executive will devote his business time and energy primarily to his duties to the Company and the Group. The Company acknowledges and agrees that Executive may continue to serve as Chief Executive Officer of Telecommunications Industry Association, which is not a competitor to the Group, and as a volunteer, unpaid board member of American National Standards Institute (ANSI). The Executive shall not otherwise serve as an officer, director, employee, consultant or advisor of, or perform services with or without compensation for, any entity not affiliated with the Company without the prior written consent of the board of directors of the Parent.

Executive will be based in New Jersey. Executive acknowledges that frequent domestic and foreign travel will be required.

2.
Term.

The term of this Agreement shall commence on September 8, 2025 (“Start Date”) and shall continue through September 7, 2026 (the "Term"), unless earlier terminated in accordance with Section 5 below. The parties may extend the Term by mutual written agreement.

3.
Duties and Responsibilities.

The Executive shall serve as the Global Chief Executive Officer of the Group and shall have the following duties and responsibilities:

(a)
Oversee the day-to-day operations of the Group.
(b)
Develop and implement the Group’s strategic plan.
(c)
Represent the Group to its stakeholders, including shareholders, employees, customers, and the public.
(d)
Ensure compliance with all applicable federal, state, and local employment laws, including but not limited to labor standards, anti-discrimination regulations, wage and hour laws, and workplace rights laws and regulations.
(e)
Comply with all Group policies, as in effect from time to time including, but not limited to, data protection, privacy, confidentiality, and information security policies, insider trading, and maintain the highest standards of data protection and privacy in all business activities.
(f)
Perform such other duties and responsibilities as may be assigned by the board of directors of the Parent from time to time.

Executive’s performance will be formally evaluated by the compensation committee and the board of directors of the Parent periodically. The performance evaluation will assess the Executive’s achievement of strategic objectives, operational performance, and compliance with the Group’s policies and goals.

4.
Compensation.

(a)
Base Salary: Executive shall receive an annual base salary of $550,000 payable in accordance with the Company's regular payroll practices.
(b)
Equity Compensation: The CEO shall be granted $1,000,000 in Restricted Stock Units (RSUs) of the ordinary shares of Parent (the “Equity Grant”). The Equity Grant will vest monthly commencing on the Start Date, subject to the Executive’s continued employment with the Company or an Affiliate of the Company. The specific terms and conditions of the Equity Grant will be governed by the Parent’s equity incentive plan and a separate RSU award agreement.
(c)
Benefits: Executive shall be entitled to participate in all employee benefit plans and programs generally made available to senior executives of the Company, including, but not limited to, health insurance, life insurance, disability insurance, and retirement plans. All benefits provided shall comply with applicable laws and regulations.
5.
Termination.

(a)
For Cause: The Company may terminate the Executive's employment for "Cause" at any time, with or without notice. "Cause" shall include, but not be limited to, the following, in each case as reasonably determined by the board of directors of the Parent:
(i)
Conduct that constitutes fraud, gross negligence or willful misconduct in the performance of the Executive's duties.
(ii)
Breach of this Agreement or any other material agreement between the Executive and the Company or the Parent.
(iii)
The indictment of, or the bringing of formal charges against, Executive for a felony or any crime involving moral turpitude.

(iv)
Material violation of the Parent’s code of conduct or ethics policies, or breach of Executive’s duty of loyalty or other fiduciary duty.
(b)
Death or Disability: This Agreement shall terminate automatically upon the death or Disability of the Executive. "Disability" shall mean the Executive's inability to perform the essential functions of the position for a period of 90 consecutive days due to a physical or mental condition, as certified by a qualified physician chosen by the board of directors of the Parent with the consent of Executive or Executive’s representative.
(c)
Termination without Cause: The Company may terminate this Agreement without Cause upon written notice to Executive.
(d)
Resignation by Executive: Executive may terminate this Agreement upon written notice to Company.
6.
Payments upon Termination.

(a)
Termination Without Cause: If Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive the following severance benefits, subject to Executive’s execution, delivery and non-revocation of a general release of claims against the Company and its Affiliates in a form approved by the Company:
(i)
base salary for the period from the termination date through September 7, 2026.
(ii)
Continued health insurance coverage through September 30, 2026.
(iii)
Full vesting of the unvested portion of the Equity Grant.
(b)
Termination Due to Death or Disability: If Executive’s employment is terminated for death or disability, Executive or Executive’s estate (as the case shall be) shall be entitled to full vesting of the unvested portion of the Equity Grant.
(c)
Change of Control: Executive shall be entitled to the severance benefits set forth in subsection (a)(i) and to full vesting of the unvested portion of the Equity Grant, only if both of the following events occur:
(i)
Change in Control: A Change in Control (as defined below) of the Parent occurs.
(ii)
Termination Without Cause: the Executive's employment is terminated by the Company or any successor entity without Cause prior to September 7, 2026.
(d)
Definition of Change In Control: For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following:
(i)
The acquisition by any person or group of beneficial ownership of more than 50% of the Parent’s outstanding voting securities.
(ii)
The sale or other disposition of all or substantially all of the Parent’s assets.

(ii) The approval by the Parent’s board of directors and Parent’s stockholders of a merger or consolidation in which the Parent is not the surviving entity other than in change of the Parent’s incorporation.

7.
IP; Confidentiality.

Executive agrees that all intellectual property created during the course of employment, including but not limited to inventions, designs, developments, and works of authorship, shall be the sole and exclusive property of the Company. Executive hereby assigns all rights, title, and interest in such intellectual property to the Company and agrees to assist in documenting and protecting these intellectual property rights as needed.

Executive agrees to hold in confidence all Confidential Information (as defined below) of the Parent, the Company or its Affiliates, and not to use Confidential Information for any purpose other than the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive may disclose Confidential Information: (a) as required by law or legal process, after providing the Company with prompt notice to allow the Company to seek a protective order or other appropriate relief; (b) to legal or financial advisors under a duty of confidentiality; or (c) as expressly authorized in writing by the board of directors of the Parent. "Confidential Information" means any information that is not publicly known and that is used, developed, or obtained by the Company or its Affiliates in connection with its or their business, including but not limited to information relating to its products, services, strategies, pricing, customers, representatives, suppliers, employees, technology, data, and financial information. This obligation shall survive the termination of this Agreement indefinitely with respect to trade secrets and for a period of five (5) years from the date of termination for all other Confidential Information.

8.
Non-Competition and Non-Solicitation.

Executive acknowledges that in the course of Executive’s employment with the Company Executive will become familiar with the Company’s and the Parent’s Confidential Information. In addition, Executive acknowledges Executive’s services will be of special, unique and extraordinary value to the Company and the Parent. Executive understands and agrees that without Executive’s employment by the Company, he would not have had, and would not continue to have, access or exposure to this Confidential Information. Executive further understands and agrees that this Confidential Information and other relationships take a long time to develop and are the product of substantial investment by Company and the Parent. Executive understands and agrees that Company has a legitimate and protectable interest in protecting the Confidential Information and its customers, referral sources, employees, and other business relationships and that this Section 8 is intended to protect those interests. Therefore, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

(a)
Non-Competition: During the Term of this Agreement and for a period of 1 year after the termination of this Agreement for any reason, Executive shall not directly or indirectly engage in any business that is competitive with the Group's business. For the purposes of this Agreement, "competitive business" means any enterprise engaged in the development, production, or sale of products or services similar to or substitutable for those offered by the Group in the markets served by the Group at the time of Executive's termination.
(b)
Non-Solicitation: During the Term of this Agreement and for a period of 2 years after the termination of this Agreement for any reason, Executive shall not directly or indirectly solicit or induce any employee of the Group to leave the Group’s employment.
(c)
Return of Company Property. Upon termination of employment for any reason, Executive agrees to promptly return to the Company all property belonging to the Group, including but not limited to all documents, data, records, computer files, equipment, and other materials related to the Group or containing Confidential Information. Executive also agrees to irretrievably delete any such Group information from any personal devices or accounts.
9.
Non-Disparagement. Executive shall not at any time criticize, defame, or otherwise disparage the reputation of the Company, its Affiliates, or its or their respective officers, directors, agents or employees, either orally or in writing, including on social media. The board members of the Parent shall not at any time criticize, defame, or otherwise disparage the reputation of the Executive. Notwithstanding the foregoing, nothing in this Agreement will prevent the Executive from providing truthful testimony in response to a lawful subpoena, preclude any conduct protected under any state or federal “whistleblower” law, or any other applicable law or regulation, or exercising rights protected by the National Labor Relations Act or other law or regulation.
10.
Dispute Resolution; Waiver of Jury Trial. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first be submitted to mediation. If mediation is unsuccessful, the dispute shall be resolved through binding arbitration in New Jersey under the rules of the American Arbitration Association, with the Company entitled to injunctive relief from a court of competent jurisdiction to prevent breaches of this Agreement.

TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.
Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.
Entire Agreement.

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous communications, representations, or agreements, whether oral or written.

13.
Waiver.

No waiver of any provision of this Agreement shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced.

14.
Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, or on the first business day following deposit in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as follows:

If to the Company:

Nano Dimension USA, Inc. c/o Nano Dimension Ltd. 60 Tower Rd.

Waltham, MA 02451 Attention: General Counsel

If to Executive: David Stehlin

[]

or to such other addresses as either party may designate in writing from time to time.

15.
Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.
Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person, business or entity or any agreement or contract, (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

[Signature page immediately follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MarkForged Inc.

By: /s/ Robert Pons

Name: Robert Pons

Title: Chairman of the Board

By: /s/ Assaf Zipori

Name: Assaf Zipori

Title: Director

David S. Stehlin

/s/ David Stehlin

Signature